Exhibit 23.1

EY Audit SpA Avda. Presidente Riesco 5435, piso 4, Santiago	Tel: +56 (2) 2676 1000 www.eychile.cl

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and the related Prospectus of Enel Chile S.A., for the registration of debt securities and to the incorporation by reference therein of our reports dated April 25, 2018, with respect to the consolidated financial statements of Enel Chile S.A. and subsidiaries as of December 31, 2017 and the effectiveness of internal control over financial reporting of Enel Chile S.A., included in its annual report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ EY Audit SpA
EY Audit SpA.

Santiago, Chile
May 29, 2018